Exhibit 2

Execution Copy

COLLAGENEX PHARMACEUTICALS, INC.

Restructuring and Exchange Agreement

This Restructuring and Exchange Agreement (this “Agreement”) is dated as of December 15, 2005, by and among CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and the holders of outstanding Series D Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”) of the Company set forth on the signature pages hereto (each a “Series D Holder” and collectively the “Series D Holders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, there are outstanding 200,000 shares of Series D Preferred Stock held by the Series D Holders; and

WHEREAS, the Series D Holders have agreed to, among other things, waive certain voting rights pursuant to the terms and conditions more fully set forth in this Agreement, and in consideration therefor, the Company has agreed to, among other things, reduce the conversion price of the shares of preferred stock of the Company held by such Holders from $9.89 to $8.50; and

WHEREAS, in order to achieve the foregoing, each Series D Holder has been granted the right by the Company to surrender for exchange his, her or its Series D Preferred for the Company’s Series D-1 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series D-1 Preferred”) on the terms set forth herein; and

WHEREAS, reference is hereby made to that certain Stockholders and Registration Rights Agreement, dated as of March 19, 1999, as amended, by and among the Company, OCM Principal Opportunities Fund, L.P. (“OCM”) and the purchasers named therein (the “Stockholders Agreement”); and

WHEREAS, reference is hereby made to that certain Stock Purchase Agreement, dated as of March 19, 1999, by and among the Company, OCM and the purchasers named therein (the “Stock Purchase Agreement”); and

WHEREAS, pursuant to Section 10 of the Stockholders Agreement (i) any terms and provisions of the Stockholders Agreement may be modified, amended or waived with the written consent of the holders of at least sixty-six and 67/100 percent (66.67%) of the shares of Series D Preferred Stock, and (ii) any rights under the Stockholders Agreement applicable to OCM may be waived without the consent of the Company, the other Series D Holders or any other stockholders of the Company; and

WHEREAS, on September 15, 2005, the Company filed a Registration Statement on Form S-3 (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to a total dollar amount of $50.0 million of common stock, $.01 par value per share (the “Common Stock”), of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the conditions and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company, the Series D Holders, and OCM individually, where applicable, agree as follows:

1.             Agreement to Exchange Shares.  Pursuant to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 3.1 below), each Series D Holder agrees to surrender to the Company certificates representing the number of shares of Series D Preferred set forth opposite such Holder’s name on the attached Schedule I, and the Company agrees to accept such certificates and, in exchange therefor, issue to each such Series D Holder that number of shares of Series D-1 Preferred set forth opposite such Holder’s name on the attached Schedule I.

2.             Series D-1 Preferred.  The terms, limitations and relative rights, privileges and preferences of the Series D-1 Preferred issued in connection with the transactions contemplated by Section 1 are set forth in the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock, the form of which is attached hereto as Exhibit A.

3.             Closing, Delivery.

3.1           Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by Section 1 above (the “Closing”) shall be made at the offices of Wilmer Cutler Pickering Hale and Dorr, LLP, 60 State Street, Boston, MA 02109 (or at such other place as shall be agreed upon by the Series D Holders and the Company), at

10:00 A.M., New York City time, on December 21, 2005 (unless another time shall be agreed to by the Series D Holders and the Company).

3.2           Delivery.  At the Closing, subject to the terms and conditions hereof, each Series D Holder shall deliver to the Company the certificate(s) evidencing the ownership of the shares of Series D Preferred to be surrendered by such Holder at the Closing as set forth opposite such Holder’s name on Schedule I attached hereto and, only in exchange therefor, the Company shall deliver to each such Holder the certificate(s) evidencing ownership of the number of shares of Series D-1 Preferred to be issued to each such Holder at such Closing as set forth opposite such Holder’s name on Schedule I attached hereto.  In the event that any Series D Holder that is a party to this Agreement does not deliver to the Company at the Closing certificate(s) evidencing ownership of the Series D Preferred, the Company shall cancel any such certificates on the Company’s books and records and the Company shall withhold delivery to any such Holder any certificates evidencing ownership of the number of shares of Series D-1 Preferred to be issued to such Holder at the Closing until such time as any such Holder delivers the certificates for the Series D Preferred to the Company.

3.3           Retirement.  All certificates evidencing Series D Preferred shall, once surrendered to the Company for exchange in accordance with this Agreement, be forthwith retired and canceled and shall not be reissued, and, except as contemplated hereby, no other securities of the Company shall be issued in place thereof, but the Company may, nevertheless, from time to time thereafter increase its capital stock in the manner and to the extent permitted by law and by the Company’s Amended and Restated Certificate of Incorporation, as amended.

4.             OCM Waiver of Certain Provisions of the Stockholder Agreement.  Subject to the terms and conditions hereof, OCM agrees: (i) to waive its right of first refusal under Section 4 of the Stockholders Agreement, if any, with respect to the sale by the Company of the Shares; and (ii) to waive any breach by the Company prior to the date hereof, if any, under Sections 2 and 3 of the Stockholders Agreement.  OCM further agrees, if requested, to execute an amendment to the Stockholders Agreement to reflect the provisions of this Section 4.

5.             Waiver of Registration Rights.  Subject to the terms and conditions hereof, each Series D Holder waives those provisions of the Stockholders Agreement with respect to the undersigned’s right, if any, to register shares of the Company’s capital stock held by each such Series D Holder under the Shelf Registration Statement or in connection with the sale of the Shares.

6.             Registration of Shares of Common Stock Underlying Series D-1 Preferred Stock.  The Company shall use commercially reasonable efforts to prepare and file with the Commission a registration statement (the “Registration Statement”) within 100 days of the date hereof covering the resale of all of the shares of Common Stock issuable upon conversion of the Series D-1 Preferred Stock (collectively, the “Conversion Shares”) and shares of Common Stock issued to the Series D Holders in connection with certain dividends for the period May 12, 1999 through June 30, 1999 (the “Dividend Shares”).  The Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register the Conversion Shares and the Dividend Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith).  In addition, the Company shall prepare, execute and file with the Commission such amendments (including pre-effective and post-effective amendments) and supplements to the Registration Statement, as may be required under the Securities Act of 1933, as amended (the “Securities Act”).  The Company shall use its commercially reasonable efforts to keep the Registration Statement effective in order to permit the prospectus included therein to be lawfully delivered by the Series D Holders until the expiration of the holding period set forth in clause (k) of Rule 144 promulgated under the Securities Act or such shorter period if all such Conversion Shares and Dividend Shares have been sold pursuant to the Registration Statement.   It is understood and agreed by the parties hereto that upon effectiveness of the aforementioned registration statement that the Company shall immediately withdraw the Company’s Registration Statement on Form S-3 (Reg. No. 333-88697).

7.             Amendment to Stock Purchase Agreement and Stockholders Agreement.  All references to “Series D Preferred Stock” contained in the Stock Purchase Agreement and the Stockholders Agreement, where applicable, shall hereafter instead mean the Series D-1 Preferred Stock.  On and after the date hereof, each reference to “Stock Purchase Agreement” or the “Stockholders Agreement,” as the case may be, shall mean and be a reference to those agreements as amended hereby.  No reference to this Section 7 need be made in any instrument or document at any time referring to the Stock Purchase Agreement or the Stockholders Agreement, a reference to the Stock Purchase Agreement or the Stockholders Agreement, as applicable, in any of such instrument or document to be deemed to be a reference to the Stock Purchase Agreement and the Stockholders Agreement as amended hereby.  Except as expressly amended by this Section 7, the provisions of the Stock Purchase Agreement and the Stockholders Agreement shall remain in full force and effect.

8.             Reservation of Shares of Common Stock.  The Company shall at all times take appropriate steps to reserve and keep available out of its authorized but unissued shares of Common Stock, shares of Common Stock for the purpose of effecting the conversion of the shares of Series D-1 into the Conversion Shares.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the shares of Series D-1 Preferred Stock, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.  Notwithstanding the foregoing, the Company agrees to seek an increase in the number of authorized shares of Common Stock available for issuance under its Amended and Restated Certificate of Incorporation, as amended, at the Company’s Annual Meeting of Stockholders to be held in fiscal year 2006.  Each Series D Holder agrees to vote, whether in person or by proxy, in favor of such proposal when presented at the Company’s Annual Meeting of Stockholders to be held in fiscal year 2006.

9.             Representations and Warranties of the Company.

9.1           Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions contained herein and all related transactions and to perform its obligations hereunder.  This Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions.  The authorization, issuance, exchange and delivery of the Series D-1 Preferred issued hereunder, the reservation of the Conversion Shares and the Dividend Shares have been duly authorized by all requisite corporate action on the part of the Company.

9.2           Valid Issuance of the Series D-1 Preferred.  The shares of Series D-1 Preferred, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and, assuming the accuracy of the Series D Holders’ representations in this Agreement at the time of each such issuance, issued in compliance with all applicable federal and state securities laws.

10.           Representations and Warranties of the Series D Holders.  Each Series D Holder, severally but not jointly, hereby represents and warrants to the Company as follows:

10.1         Enforceability.  This Agreement and any and all agreements to be executed by each such Series D Holder pursuant to this Agreement and the transactions contemplated hereby, when executed and delivered by each such Series D Holder, will constitute the valid, binding and enforceable obligation of each Series D Holder.

10.2         Authorization; No Contravention.  The execution, delivery and performance of the obligations of each Series D Holder hereunder (i) has been duly authorized by all necessary action of each Series D Holder, (ii) does not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any material contractual obligation of each Series D Holder or any requirement of law applicable to such Series D Holder, and (iii) does not violate any orders of any governmental authority against, or binding upon, such Series D Holder.

10.3         Governmental Authorization; Third Party Consents.  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other person, and no lapse of a waiting period under any requirement of law, is necessary or required in connection with the execution by, delivery or performance by, or enforcement against, the Series D Holders of this Agreement and each of the other documents to which they are parties or the transactions contemplated hereby and thereby.

10.4         Ownership.  Each Series D Holder is the lawful record owner of the shares of Series D Preferred Stock held by such Series D Holder subject to this Agreement, and of all rights thereto, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, except as contemplated hereby.

10.5         Investment.  Each Series D Holder is acquiring the Series D-1 Preferred and the Conversion Shares for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

10.6         Accredited Investor.  Such Series D Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act.

10.7         Legends.  It is understood that the certificates evidencing the Series D-1 Preferred issued hereunder shall bear a legend substantially in the following form and such other legends that may be required under the laws of any applicable jurisdiction:

“These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

10.8         Acknowledgements.

(a)           The Series D Holders are fully aware of the Company’s business, operations and financial condition and has received or have had full access to all of the information, including the Company’s financial statements, they consider necessary or appropriate to make an informed decision with respect to the transactions discussed above.

(b)           The Series D Holders have had the opportunity to ask questions of and receive answers from the Company and its executive officers and financial and legal advisors concerning the Company and have been furnished with all documents and other information about the Company that they have requested.  The Series D Holders believe that they have been fully apprised of all facts and circumstances necessary to permit them to make an informed decision relating to the transactions contemplated hereby, that they have sufficient knowledge and experience in business and financial matters, are capable of evaluating the merits and risks of the transactions contemplated hereby and have the capacity to protect their own interests in connection with the transactions contemplated hereby.

11.           Conditions to Closing.

11.1         Conditions to each Series D Holder’s Obligations at the Closing.  Each Series D Holder’s obligations to surrender shares of Series D Preferred to be exchanged for shares of Series D-1 Preferred are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties made by the Company in Section 9 hereof shall be true and correct in all material respects as of the date of Closing.

(b)           Filing of Certificate Of Designation.  The Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect and shall not have been modified in any manner.

11.2         Conditions to Obligations of the Company at the Closing.  The Company’s obligation (i) to accept the shares of Series D Preferred surrendered at the Closing by the Series D Holders hereunder and (ii) to issue shares of the Series D-1 Preferred to the Series D Holders, in exchange therefor, is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties made by each Series D Holder in Section 10 hereof shall be true and correct in all material respects as of the date of the Closing.

(b)           Filing of Certificate Of Designation.  The Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect and shall not have been modified in any manner.

12.           Miscellaneous.

12.1         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Agreement shall be resolved in a competent court in the State of Delaware, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

12.2         Successors and Assigns; Assignment.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned by a Series D Holder without the prior consent in writing of the Company.

12.3         Entire Agreement.  This Agreement and all exhibits hereto, contain the entire understanding of the parties hereto, shall be binding on the parties hereto, their parents, subsidiaries, affiliates, heirs, executors, administrators and assigns.  It is the only agreement between the parties with respect to the subject matter hereof and shall not be modified or varied by oral understandings.  Any term of this Agreement may be amended and the observance of any term hereof may be waived only with the written consent of the Company.

12.4         Notices, etc.  All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to a Series D Holder:	To the address or facsimile number set forth on the signature page hereto

if to the Company:	CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newtown, PA 18940
Facsimile: (215) 579-7388
Attn: Andrew K.W. Powell

with a copy to:

Tod Reichert, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000

or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 12.4 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, one (1) business day after delivery, and (iii) if sent via facsimile, one (1) business day after transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the second business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

12.5         Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

12.6         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.7         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

*****

IN WITNESS WHEREOF, the parties have executed this Restructuring and Exchange Agreement as of the date first herein above set forth.

COLLAGENEX PHARMACEUTICALS, INC.

By:
Name:
Title:

HOLDERS OF SERIES D PREFERRED STOCK:

OCM Principal Opportunities Fund, L.P.	Pebblebrook Partners Ltd.
By: Oaktree Capital Management, LLC, its general partner
By:
Name:
By:	Title:
Name: Stephen A. Kaplan	Date:
Title: Principal	Facsimile:
Date:
Facsimile:

By:
Name: Vincent J. Cebula
Title: Managing Director
Date:
Facsimile:

MVP II Affiliates Fund, L.P.	Marquette Venture Partners II, L.P.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
Facsimile:	Facsimile:

Robert J. Easton	Richard A. Horstmann
Date:	Date:
Facsimile:	Facsimile:

Schedule I

Name and Address of Series D Holders	No. of Shares of Series D Preferred Surrendered	No. of Shares of Series D-1 Preferred Issued in Exchange for Series D Preferred

OCM Principal Opportunities Fund, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	177,000	177,000

Pebblebrook Partners Ltd. c/o Stuart Schube 6234 Rutgers Street Houston, Texas 77005	1,000	1,000

MVP II Affiliates Fund, L.P. Marquette Venture Partners 520 Lake Cook Road, Suite 450 Deerfield, Illinois 60015	278	278

Marquette Venture Partners II, L.P. Marquette Venture Partners 520 Lake Cook Road, Suite 450 Deerfield, Illinois 60015	9,722	9,722

Robert J. Easton Easton Associates 555 Fifth Avenue, 7th Floor New York, New York 10110	2,000	2,000

Richard A. Horstmann 31 Boulderwood Drive Bernardsville, New Jersey 07924	10,000	10,000

EXHIBIT A

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES D-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK